Exhibit 5.1	Opinion of Stoll Keenon Ogden PLLC

STOLL KEENON OGDEN PLLC
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
(859) 231-3000

February 6, 2009

Board of Directors of
Farmers Capital Bank Corporation
202 West Main Street
Frankfort, Kentucky  40602

RE:	Farmers Capital Bank Corporation
Registration Statement

Ladies and Gentlemen:

We are acting as counsel to Farmers Capital Bank Corporation, a Kentucky corporation (“Farmers Capital”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Farmers Capital with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion.  The Registration Statement relates to (a) 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Shares”), (b) a warrant dated January 9, 2009 (the “Warrant”) to purchase Farmers Capital common stock, par value $0.125 per share (the “Common Stock”), and (c) 223,992 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, the “Securities”).

All of the Securities are being registered for resale on behalf of certain securityholders of Farmers Capital (the “Selling Securityholders”).

The Preferred Shares and Warrant were issued under a Letter Agreement, dated January 9, 2009 (the “Letter Agreement”), which incorporated the Securities Purchase Agreement – Standard Terms attached thereto (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Agreement”), between the United States Department of the Treasury and Farmers Capital.

In our capacity as counsel to Farmers Capital, we have familiarized ourselves with the corporate affairs of Farmers Capital and are familiar with the actions taken by Farmers Capital in connection with the aforementioned Agreement and related issuance and sale of the Preferred Shares and the Warrant.  We have examined the original or certified copies of all such records of Farmers Capital and all such agreements, certificates of public officials, certificates of officers or representatives of Farmers Capital and others and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter

Board of Directors
Farmers Capital Bank Corporation
February 6, 2009

expressed.  In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of Farmers Capital and others.

We do not express any opinion herein as to the laws of any state or jurisdiction other than the laws of the Commonwealth of Kentucky and the federal laws of the United States of America.

Our opinions below, insofar as they relate to the Preferred Shares and Warrant to be sold by the Selling Securityholders being fully paid, are based on the certification to us by an officer of Farmers Capital that Farmers Capital received the consideration called for by the Agreement.

Based upon the foregoing, it is our opinion that:

1.           Farmers Capital is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.

2.           The Preferred Shares and Warrant and, upon exercise of the Warrant in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion letter is being delivered pursuant to the requirements of Rule 601(b)(5) of Regulation S-K under the Securities Act.  This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated in the numbered paragraphs above.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  We also hereby consent to the use of our name under “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ STOLL KEENON OGDEN PLLC